Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EPAM Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.001 per share EPAM Systems, Inc. 2025 Long Term Incentive Plan	Rule 457(c) and Rule 457(h)	1,585,970	$174.60	$276,910,362.00	$153.10 per $1,000,000	$42,394.98
Total Offering Amounts					$276,910,362.00		$42,394.98
Total Fee Offsets (4)							-
Net Fee Due							$42,394.98

(1)
This Registration Statement on Form S-8 covers common stock, par value $0.001 per share (“Common Stock”), of EPAM Systems, Inc. (the “Registrant”) authorized for issuance under (i) the EPAM Systems, Inc. 2025 Long Term Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issuable under the Plan by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

(2)
The registration fee with respect to these shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale price of a share of Common Stock on the NYSE on May 23, 2025.

(3)	Rounded up to the nearest cent.

(4)	The Registrant does not have any fee offsets.